Exhibit 23(a)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statements of TII Network Technologies, Inc. on Form S-8 (File Nos. 33-64965, 33-64967, 333-47151, 333-68579, 33-70714, 33-70716, 333-120509, 333-134224, 333-145681 and 333-156723) of our report dated March 27, 2009, with respect to our audit of the consolidated financial statements of TII Network Technologies, Inc. as of December 31, 2008 and for the year ended December 31, 2008 appearing in the Annual Report on Form 10-K of TII Network Technologies, Inc. for the year ended December 31, 2008.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

Melville, New York

March 27, 2009